Exhibit 99.1

AMETEK Announces Record Third Quarter Results
and Raises 2022 Guidance

Berwyn, Pa., Nov. 1, 2022 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the third quarter ended September 30, 2022.

AMETEK’s third quarter 2022 sales were a record $1.55 billion, an 8% increase over the third quarter of 2021, with organic sales growth of 11%. Operating income increased 14% to a record $384.5 million and operating margins were 24.8%, up 140 basis points from third quarter 2021 margins.

On a GAAP basis, third quarter earnings per diluted share were $1.29. Adjusted earnings in the quarter were a record $1.45 per diluted share, up 15% from the third quarter of 2021. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.16 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK’s results for the third quarter were excellent,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Continued strong sales and orders growth combined with outstanding execution drove robust margin expansion and record earnings which exceeded our estimates. Our highly differentiated businesses and flexible operating structure enabled us to manage through an increasingly dynamic macro environment and deliver record results. Given this performance, we are again raising our sales and earnings guidance for the full year.”

Electronic Instruments Group (EIG)
EIG sales in the third quarter were $1.05 billion, up 7% from the third quarter of 2021. EIG’s operating income in the quarter increased 11% to $272.7 million and operating income margins were 25.9%, an increase of 90 basis points versus the third quarter of 2021.

“EIG performed exceptionally well in the quarter with strong and broad-based sales growth and excellent operating results,” noted Mr. Zapico. “We continue to see solid demand in our key end markets, in particular across our Process businesses.”

Electromechanical Group (EMG)
Third quarter EMG sales were a record $497.7 million, up 8% from the same quarter in 2021. EMG’s third quarter operating income was a record $136.5 million, up 19% versus the prior year,

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while operating income margins were a record 27.4% in the quarter, up 240 basis points versus the prior year.

“Our EMG businesses delivered exceptional performance in the third quarter. Continued strong sales growth and tremendous operating execution drove robust margin expansion and record level operating margins,” noted Mr. Zapico.

2022 Outlook
“Our businesses continue to perform extraordinarily well in a difficult environment. AMETEK’s flexible and disciplined growth model allows us to navigate external challenges, deliver exceptional results and ensure we are positioned for long term success. Our differentiated businesses, diversified market exposures, proven operating capabilities and strong cash flows provide us the ability to drive long-term, sustainable growth,” continued Mr. Zapico.

“For 2022, we now expect overall sales to be up approximately 10% compared to 2021. Adjusted diluted earnings per share are expected to be in the range of $5.61 to $5.63, an increase of 16% over the comparable basis for 2021. This is an increase from our previous guidance range of $5.46 to $5.54 per diluted share,” he added.

"We expect overall sales in the fourth quarter to be up mid-single digits on a percentage basis versus the prior year. Fourth quarter adjusted earnings per diluted share are anticipated to be in the range of $1.45 to $1.47, up 6% to 7% compared to the fourth quarter of 2021," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its third quarter 2022 investor conference call on Tuesday, November 1, 2022, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential

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impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$1,551,786	$1,440,681	$4,524,863	$4,042,769

Cost of sales	1,004,596	949,402	2,941,604	2,651,506
Selling, general and administrative	162,670	153,716	480,657	443,744
Total operating expenses	1,167,266	1,103,118	3,422,261	3,095,250
Operating income	384,520	337,563	1,102,602	947,519
Interest expense	(20,245)	(20,476)	(60,165)	(59,865)
Other income (expense), net	3,227	2,581	7,752	(3,775)
Income before income taxes	367,502	319,668	1,050,189	883,879
Provision for income taxes	69,861	62,208	197,728	175,507
Net income	$297,641	$257,460	$852,461	$708,372

Diluted earnings per share	$1.29	$1.10	$3.68	$3.04
Basic earnings per share	$1.30	$1.11	$3.70	$3.07

Weighted average common shares outstanding:
Diluted shares	230,714	233,000	231,675	232,712
Basic shares	229,500	231,171	230,360	230,811

Dividends per share	$0.22	$0.20	$0.66	$0.60

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales:
Electronic Instruments	$1,054,124	$981,815	$3,070,131	$2,706,673
Electromechanical	497,662	458,866	1,454,732	1,336,096
Consolidated net sales	$1,551,786	$1,440,681	$4,524,863	$4,042,769

Operating income:
Segment operating income:
Electronic Instruments	$272,714	$245,118	$782,603	$678,652
Electromechanical	136,467	114,571	389,047	332,038
Total segment operating income	409,181	359,689	1,171,650	1,010,690
Corporate administrative expenses	(24,661)	(22,126)	(69,048)	(63,171)
Consolidated operating income	$384,520	$337,563	$1,102,602	$947,519

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$309,944	$346,772
Receivables, net	876,460	829,213
Inventories, net	1,025,130	769,175
Other current assets	221,034	183,605
Total current assets	2,432,568	2,128,765

Property, plant and equipment, net	594,926	617,138
Right of use asset, net	161,217	169,924
Goodwill	5,190,196	5,238,726
Other intangibles, investments and other assets	3,660,025	3,743,634
Total assets	$12,038,932	$11,898,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$272,027	$315,093
Accounts payable and accruals	1,319,356	1,248,221
Total current liabilities	1,591,383	1,563,314

Long-term debt, net	2,085,364	2,229,148
Deferred income taxes and other long-term liabilities	1,229,513	1,233,841
Stockholders' equity	7,132,672	6,871,884
Total liabilities and stockholders' equity	$12,038,932	$11,898,187

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended
	September 30,
	2022	2021

Diluted earnings per share (GAAP)	$1.29	$1.10
Pretax amortization of acquisition-related intangible assets	0.21	0.21
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)
Adjusted Diluted earnings per share (Non-GAAP)	$1.45	$1.26

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31, 2022		December 31, 2022
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.29	$1.31	$4.97	$4.99
Pretax amortization of acquisition-related intangible assets	0.21	0.21	0.84	0.84
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.20)	(0.20)
Adjusted Diluted earnings per share (Non-GAAP)	$1.45	$1.47	$5.61	$5.63

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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